Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to Subordinate Voting Shares, no par value, of Colliers International Group Inc., an Ontario, Canada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: December 15, 2017

HENSET CAPITAL INC.

By:	/s/ Jay S. Hennick
	Name:	Jay S. Hennick
	Title:	Chief Executive Officer and President

/s/ Jay S. Hennick
Jay S. Hennick

THE JAY AND BARBARA HENNICK FAMILY FOUNDATION

By:	/s/ Jay S. Hennick
	Name:	Jay S. Hennick
	Title:	President